Contact:        Susan B. Railey                    EXHIBIT 99.1
                (301) 468-3120
                Sharon Bramell                     FOR IMMEDIATE RELEASE
                (301) 231-0351


                        AIM 88 TO LIQUIDATE AND DISSOLVE

                     AIM 88 Defers January 2004 Distribution
                                -----------------

     ROCKVILLE, MD, January 20, 2004 -- (AMEX/AIK) The general partner of American Insured Mortgage Investors L.P. - Series 88 (AIM 88) today announced that AIM 88 has received proceeds for the mortgages on San Jose South and Oakwood Gardens and expects to receive proceeds from the disposition of the Partnership's remaining four mortgages by the end of January 2004, resulting in its termination and dissolution under the terms of its Partnership Agreement.

     AIM 88 expects to declare a final liquidating distribution to unitholders in February 2004, close the transfer books of the Partnership, and dissolve and terminate in accordance with the terms of its amended Partnership Agreement.

     The final liquidating distribution to unitholders will consist of the proceeds from the disposition of the Partnership's assets less amounts required for payment of, or provision for, the Partnership's remaining expenses and distributions to the General Partner, as more fully set forth in the Partnership Agreement (the "Liquidation Proceeds").

     The general partner of AIM 88 also announced that, in view of the expected dissolution of the Partnership, it will not declare a distribution for the month of January 2004.

     Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the timing and amount of the Partnership's receipt of the dispositions proceeds from its remaining assets as well as the risks and uncertainties set forth in the Partnership's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. The general partner of American Insured Mortgage Investors L.P. - Series 88 and the Partnership assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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